Exhibit 99.4

RADNET, INC.

EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

RadNet, Inc. hereby awards a Stock Award (the “Restricted Stock”) to the Awardee named below (the “Award”). The terms and conditions of the Award are set forth in this cover sheet and the attached Stock Award Agreement (together, the “Agreement”) and in the Plan as it may be amended from time to time.

Date of Award:

Name of Awardee (“you”, “your”, “Awardee”):

Number of Shares of Restricted Stock Awarded:

Amount Paid by Awardee for the Shares of Restricted Stock Awarded:        $

Fair Market Value of a Share on Date of Award:  $

Vesting Calculation Date:

Vesting Schedule:

[The terms “Cause,” “Disability”, “Good Reason” and “Release” shall have the meanings given in that certain Employment Agreement, dated __________, between Radnet Management, Inc. (“RMI”) and the Awardee (the “Employment Agreement”). A “Qualifying Termination” shall mean that (1) Awardee’s Termination of Service was due to either (i) Awardee’s death, (ii) termination by RMI without Cause or because of Awardee’s Disability, or (iii) termination by Awardee for Good Reason and (2) Awardee complied with the terms of the Employment Agreement including, without limitation, timely satisfying the Release conditions.]

By signing this cover sheet, you agree to all terms and conditions described in the attached Stock Award Agreement and in the Plan and Plan prospectus. You specifically acknowledge that you have carefully read the section entitled "Code Section 83(b) Election" and the attached Exhibit A and you further acknowledge that you are solely responsible for filing any Code Section 83(b) election, and that such election must be filed within thirty (30) days after the Date of Award in order to be effective. You are also acknowledging receipt of this Agreement and copies of the Plan and its prospectus

Company: RADNET, INC.	Awardee:

By:
Name:
Title:

Attachments

1

RADNET, INC.

EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by this reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement, the Employment Agreement, and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock. Any prior agreements, commitments or negotiations are superseded.

Award of Restricted Stock

The Company awards you the number of Shares of Restricted Stock shown on the cover sheet of this Agreement.

This Award is not intended to constitute nonqualified deferred compensation within the meaning of section 409A of the Code and will be interpreted to comply with Code Section 409A.

Vesting	This Award will vest according to the Vesting Schedule on the attached cover sheet.
Issuance of Shares

The Company shall issue the Shares of Restricted Stock in book entry form, registered in the name of the Awardee with notations referring to the terms, conditions and restrictions applicable to the Award.

All regular cash or stock dividends, if any, on the Restricted Stock shall be held in escrow and shall be subject to the same vesting conditions provided in this Agreement.

When your interest in the Restricted Stock vests, the notations on such Shares held in book entry form shall be removed. Upon your Termination of Service for any reason prior to vesting and in which no vesting is provided upon such termination, any unvested Restricted Stock (and dividends) subject to this Agreement shall be immediately surrendered to the Company.

No Assignment	The Shares subject to this Award shall not be sold, assigned, optioned, transferred, attached, garnished, or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. However, this shall not preclude a transfer of vested Shares by will or by the laws of descent and distribution. In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested Shares in the event of your death. Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any way.

Code Section 83(b) Election	You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of this Restricted Stock. Under Section 83 of the Code, the Fair Market Value of the Restricted Stock on the date any forfeiture restrictions applicable to such Restricted Stock lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include surrender to the Company of unvested Restricted Stock as described above. You may voluntarily elect to be taxed at the time the Restricted Stock is acquired to the extent that the Fair Market Value of the Restricted Stock exceeds the amount of consideration paid by you (if any) for such Restricted Stock at that time rather than when such Restricted Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Date of Award. A form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. MOREOVER, YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

2

Leaves of Absence

For purposes of this Agreement, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its parent, subsidiary or affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event when the approved leave ends, unless you immediately return to active service.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your status as a Service Provider terminates for all purposes under the Plan.

Voting and Other Rights	Subject to the terms of this Agreement, you shall have all the rights and privileges of a stockholder of the Company while the Restricted Stock continues to be subject to vesting, including the right to vote and to receive dividends (if any).

Taxes and Withholding

You will be solely responsible to bear the burden of any and all applicable taxes associated with this Award. You will be solely responsible for filing any and all tax returns for which you are obligated to file by any law or regulation. You agree to fully indemnify the Company or any of its Affiliates for any tax claim by any tax authority with respect to any event in relation to the obligations following from this Agreement.

The delivery to you of any Shares will not be permitted unless and until any applicable tax withholding or other taxes that may be due are fully satisfied. Tax withholding obligations may arise before release of Shares to you and you must timely satisfy any such obligations as a condition of this Award. At the discretion of the Administrator and to the extent permitted by applicable laws, any such tax withholding obligations may be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you and/or by Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company and/or by delivery of a direction to a securities broker or other third party to sell Shares on the open market and to deliver all or part of the sale proceeds to the Company (and such proceeds shall also need to pay for any broker commissions incurred on the sale of Shares). Such withheld or sold Shares will be applied to pay the withholding obligation (and broker commissions if applicable) by using the aggregate fair market value of the withheld or sold Shares as of the date of vesting. In any case you will be delivered only the net amount of vested Shares after the withholding/commissions obligation has been satisfied and you will not receive the withheld/sold Shares.

Restrictions on Issuance and Resale

The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

By signing this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act of 1933 or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act of 1933 or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act of 1933 or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or make appropriate notations with respect to any Restricted Stock issued in book entry form pursuant to this Award in order to ensure compliance with the foregoing.

If the sale of Shares acquired under this Award is not registered under the Securities Act of 1933, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

3

Legends

All Restricted Stock issued in book entry form under this Award may, where applicable, include the following notations:

“THE SHARES OF RESTRICTED STOCK ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES AS SET FORTH IN A STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE REGISTERED OWNER OF SUCH SHARES.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

No Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any parent or any subsidiaries or affiliates) in any capacity. The Company (or any parent and any subsidiaries or affiliates) reserves the right to terminate your status as a Service Provider at any time and for any reason.

This Award, and the Shares that may be released to you pursuant to this Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary (if any), compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

The Awardee agrees that the Company may deliver all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission), and all other documents that the Company is required to deliver to its security holders or the Awardee (including annual reports, proxy statements and financial statements), either by e-mail or by e-mail notice of a Web site location where those documents have been posted. The Awardee may at any time (i) revoke this consent to e-mail delivery of those documents; (ii) update the e-mail address for delivery of those documents; (iii) obtain at no charge a paper copy of those documents, in each case by writing the Company at 1510 Cotner Ave., Los Angeles, CA 90025, Attention: Chief Legal Counsel. The Awardee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

Voluntary Awardee	You acknowledge that you are voluntarily participating in the Plan.

4

No Rights to Future Awards	Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Administrator.

Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value (or decrease in value) after the Date of Award, the Award could have little or no value.

No Advice Regarding Award	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan or this Award.

No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of your Termination of Service for any reason, even if the termination is in violation of an obligation of the Company or a parent or a subsidiary or an affiliate to you.

Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and its prospectus. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

5

EXHIBIT A

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned taxpayer hereby elects, pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

TAXPAYER’S NAME:_________________________________

TAXPAYER’S SOCIAL SECURITY NUMBER: ______________

ADDRESS: _________________________________________

TAXABLE YEAR: Calendar Year 20__

2.	The property which is the subject of this election is __________ shares of common stock of RadNet, Inc.

3.	The property was transferred to the undersigned on [DATE].

4.	The property is subject to the following restrictions: [Describe restrictions.]

5.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in § 1.83-3(h) of the Income Tax Regulations) is: $_______ per share x ________ shares = $___________.

6.	For the property transferred, the undersigned paid $______ per share x _________ shares = $______________.

7.	The amount to include in gross income is $______________. [The result of the amount reported in Item 5 minus the amount reported in Item 6.]

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Dated: __________________________	___________________________________
Taxpayer

6